Exhibit 4.13
Transfer Certificate
To: Deutsche Bank Luxembourg S.A. as Agent
From: Deutsche Bank AG, London Branch (the Existing Lender) and VLCC A Investment L.L.C. (the New Lender)
Dated: 15 July 2010
$57,500,000 Facility Agreement dated 5 July 2010 (the “Agreement”) to Alpha Elephant Inc
1
We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2	We refer to clause 28.5 (Procedure for transfer):
(a)
The Existing Lender and the New Lender agree to the Existing Lender assigning to the New Lender all of the Existing Lender’s Commitment rights and assuming the Existing Lender’s obligations referred to in the Schedule in accordance with clause 28.5 (Procedure for transfer) and the Existing Lender assigns and agrees to assign such rights to the New Lender with effect from the Transfer Date.

(b)	The proposed Transfer Date is 15 July 2010.
(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of clause 35.2 (Addresses) are set out in the Schedule.
3	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in clause 28.4.3 (Limitation of responsibility of Existing Lenders).
4	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.
This Transfer Certificate and any non-contractual obligations connected with it are governed by English law.

The Schedule
The New Lender

Name	VLCC A Investment L.L.C.

Commitment $	57,500,000

Commitment to be assigned $	57,500,000

Facility office, address, fax number and attention details for notices	c/o Teekay Shipping (Canada) Ltd. Suite 2000, Bentall 5 550 Burrard Street Vancouver, British Columbia Canada V6C 2K2 Fax: +1 604-681-3011 Attention: Vice President, Finance

Account Details	Bank:	Citibank NA — New York Branch
	Address:	New York, NY
	ABA:	21000089
	SWIFT:	CITIUS33
	Beneficiary Name:	Teekay Tankers Ltd.
	Bank Account #:	[XXX]
	Currency:	USD

TOTAL	57,500,000

Deutsche Bank AG, London Branch	VLCC A Investment L.L.C.

By:	By:

This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed to be as stated above.

Deutsche Bank Luxembourg S.A.

By: